Westinghouse Air Brake Technologies Corporation
Summary of Employment Terms of Rafael Santana

Annual Base Salary	$1,000,000 per year
Bonus
Rafael Santana (“Executive”) will participate in the Wabtec Executive Bonus Plan with a target annual incentive payment equal to 100% of Executive’s annual base salary and a maximum annual incentive payment equal to 225% of Executive’s annual base salary. Such bonus will be based on the overall financial performance of Westinghouse Air Brake Technologies Corporation (the “Company”) and Executive’s personal performance and will be subject to approval by the Board of Directors of the Company (the “Board”).

Annual Equity Awards
Subject to approval by the Compensation Committee of the Board, the Company will issue Executive annual equity awards with an aggregate grant date value equal to a minimum of approximately $2,000,000 each year.

Benefits
Until February 25, 2020, Executive will receive the same level of employee benefits comparable in the aggregate to the benefits Executive received immediately prior to February 25, 2019. Thereafter, Executive will be eligible to participate in the standard benefit plans offered to employees of the Company generally.

Severance
In the event Executive’s employment is terminated by the Company for reasons other than cause (which shall mean (a) the willful and continued failure by Executive to substantially perform his duties to the Company; (b) the willful or grossly negligent engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (c) the conviction of Executive for any felony or charge of moral turpitude) before December 1, 2020, Executive will receive a severance payment equal to twenty-four months’ base salary and 150% of his target bonus. In the event Executive’s employment is terminated by the Company for reasons other than cause after December 1, 2020, Executive will receive a severance payment equal to twenty-four months’ base salary and 100% of his target bonus. In addition, Executive will retain any equity that is vested, which will include pro-rated participation in the three-year long-term incentive plans of the Company. Executive would also have the right to terminate employment and receive the severance described above in the case of (i) diminution of Executive’s duties, authority level or responsibilities; (ii) Executive being required to report to any person other than the Chairman of the Company; (iii) reduction of Executive’s annual compensation; or (iv) a change of control or ownership of the Company.

Relocation	Executive will be based at the Company’s Corporate Headquarters in Pittsburgh, Pennsylvania. The Company will provide relocation services, and Executive will relocate to the Pittsburgh area.